Exhibit 99.1

Calix Inc. Sets Earnings Announcement Date for the Third Quarter of 2011 and

Announces Preliminary Estimates

PETALUMA, CA- September 27, 2011-Calix Inc.(NYSE: CALX) today announced that it plans to release third quarter 2011 financial results after the market closes on Thursday, October 20, 2011. The company also announced that preliminary estimates for revenue and non-GAAP earnings per share would be below previous guidance for the third quarter of 2011.

Preliminary estimates for the third quarter are for revenue to be in the range of $83 to $85 million and non-GAAP earnings per share of 7 to 9 cents per share. On July 21, 2011, the company provided guidance for the third quarter ending September 24, 2011 for revenue of $104 million and non-GAAP earnings per share of 20 cents per share. The revised estimates for the third quarter reflect a slow-down in business related to changes in macro-economic conditions, fiber shortages in certain portions of the market, and continued delays in Broadband Stimulus awards under the American Recovery and Reinvestment Act of 2009 becoming shippable orders.

Calix will provide further commentary on these issues and their potential impact on the company’s fourth quarter results during its third quarter financial results conference call which is scheduled for 1:30pm PDT (4:30pm EDT) on October 20, 2011. Investors can listen to a live webcast of the conference call by visiting the Calix Investor Relations website at http://investor-relations.calix.com. A replay of the webcast will also be available on the same website following the completion of the call.

About Calix

Calix (NYSE: CALX) is a global leader in access innovation. Its Unified Access portfolio of broadband communications access systems and software enable communications service providers worldwide to be the broadband provider of choice to their subscribers. For more information, visit the Calix website at www.calix.com.

This press release contain forward-looking statements, including preliminary estimates for the third quarter of 2011 for revenue and non-GAAP earnings per share, that are based upon management’s current expectations and are inherently uncertain. The revenue and non-GAAP earnings per share estimates referenced in this press release are preliminary and subject to the completion of the company’s customary quarterly closing and review procedures. Forward-looking statements are based upon information available to us as of the date of this release, and we assume no obligation to revise or update any such forward-looking statement to reflect any event or circumstance after the date of this release, except as required by law. Actual results and the timing of events could differ materially from current expectations based on risks and uncertainties affecting the Company’s business. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. Additional information on potential factors that could affect Calix’s results and other risks and uncertainties are detailed in its report on Form 10-Q for the fiscal quarter ended June 25, 2011, filed with the SEC on July 22, 2011, available at http://www.sec.gov.

For more information, contact:

David H. Allen

1 510 360 3703

David.Allen@calix.com